FOR IMMEDIATE RELEASE. . . . . . . . . . . . . . . . . . . . . October 6, 1995

Richmond, Virginia. . . . . . . . . . . . . . . . . . Contacts:Robert L.Massey
                                                                 Mark E. Hills
                                                                  804/746-4120



     Consumat Systems, Inc. (NASDAQ Bulletin Board:CSMT), the Richmond, Virginia based incineration and pollution control equipment manufacturer, announced today that it has filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Eastern District of Virginia in Richmond.

     While the Company has operated profitably for the last five quarters, the bankruptcy filing was precipitated by a continued working capital deficiency and litigation involving New England Waste Services, Inc.(NEWS). The NEWS litigation relates to the 1994 sale of the stock in the Company's landfill subsidiary in New Hampshire. Subject to Bankruptcy Court approval, Sirrom Capital Corporation, a Small Business Investment Company based in Nashville, Tennessee, will provide up to $500,000 of Debtor in Possession financing during the bankruptcy. This financing will alleviate the working capital deficiency and allow the Company to complete all contracts in a timely manner. Subject to successful negotiation of creditor claims, Sirrom will also provide post-bankruptcy financing to the Company.

     The Company intends to file a plan of reorganization later this month and will seek confirmation of the plan as soon as is possible thereafter. Pending confirmation, the Company will conduct business as usual.